Exhibit 99.1

ASX/News Release

AVITA Medical to Announce First Quarter 2022 Financial Results

Valencia, Calif., and MELBOURNE, Australia, April 28, 2022 (GLOBE NEWSWIRE) — AVITA Medical, Inc. (NASDAQ: RCEL, ASX: AVH), a regenerative medicine company that is developing and commercializing a technology platform that enables point-of-care autologous skin restoration for multiple unmet needs, announced today that it will release its first quarter 2022 financial results on Thursday, May 12, 2022. In conjunction with such release, the Company plans to host a conference call and webcast that day at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time (Friday, May 13, 2022 at 6:30 a.m. Australian Eastern Standard Time) to discuss its financial results and recent highlights.

Interested parties may access the live call via telephone by dialing (833) 614-1538 for domestic callers or (706) 634-6548 for international callers, using conference ID: 7569924. The live webinar of the call may be accessed by visiting the Events section of the Company’s website at ir.avitamedical.com. A replay of the webinar will be available on the Company’s website shortly after the conclusion of the call.

Authorized for release by the Chief Financial Officer of AVITA Medical, Inc.

ABOUT AVITA MEDICAL, INC.

AVITA Medical is a regenerative medicine company with a technology platform positioned to address unmet medical needs in burns, chronic wounds, and aesthetics indications. AVITA Medical’s patented and proprietary collection and application technology provides innovative treatment solutions derived from the regenerative properties of a patient’s own skin. The medical devices work by preparing a RES® REGENERATIVE EPIDERMAL SUSPENSION, an autologous suspension comprised of the patient’s skin cells necessary to regenerate natural healthy epidermis. This autologous suspension is then sprayed onto the areas of the patient requiring treatment.

AVITA Medical’s first U.S. product, the RECELL® System, was approved by the U.S. Food and Drug Administration (FDA) in September 2018. The RECELL System is indicated for use in the treatment of acute thermal burns. The RECELL System is used to prepare Spray-On Skin™ Cells using a small amount of a patient’s own skin, providing a new way to treat severe burns, while significantly reducing the amount of donor skin required. The RECELL System is designed to be used at the point of care alone or in combination with autografts depending on the depth of the burn injury. Compelling data from randomized, controlled clinical trials conducted at major U.S. burn centers and real-world use in more than 10,000 patients globally reinforce that the RECELL System is a significant advancement over the current standard of care for burn patients and offers benefits in clinical outcomes and cost savings. Healthcare professionals should read the INSTRUCTIONS FOR USE - RECELL® Autologous Cell Harvesting Device (https://recellsystem.com/) for a full description of indications for use and important safety information including contraindications, warnings, and precautions.

AVITA Medical, Inc. | 28159 Avenue Stanford, Suite 220 Valencia, CA 91355

In international markets, our products are marketed under the RECELL System brand to promote skin healing in a wide range of applications including burns, chronic wounds, and aesthetics. The RECELL System is TGA-registered in Australia and received CE-mark approval in Europe. To learn more, visit www.avitamedical.com.

FOR FURTHER INFORMATION:

U.S. Media Sam Brown, Inc. Christy Curran Phone +1-615-414-8668 christycurran@sambrown.com O.U.S. Media Rudi Michelson Phone +61 (0)3 9620 3333 Mobile +61 (0)411 402 737 rudim@monsoon.com.au	Investors ICR Westwicke Caroline Corner Phone +1-415-202-5678 caroline.corner@westwicke.com

PR 20220426

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AVITA Medical, Inc. | 28159 Avenue Stanford, Suite 220 Valencia, CA 91355